Confidential Draft

WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, W.Va., (November 15, 2023) – WesBanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announced today that its Board of Directors has approved a 2.9% increase in the quarterly cash dividend to $0.36 per common share from the previous quarterly dividend of $0.35 per common share. The higher dividend rate will be payable on January 2, 2024 to shareholders of record on December 8, 2023. This is the seventeenth increase in the quarterly dividend since 2010, and represents a cumulative increase of 157% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s strong capital position and net income. The new cash dividend represents an annualized cash dividend rate of $1.44 per common share. Based upon yesterday’s closing common stock price of $27.57, the new dividend equates to a yield of approximately 5.2%.

About WesBanco, Inc.

Founded in 1870, Wesbanco, Inc. is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. The company’s banking subsidiary, Wesbanco Bank, Inc., operates more than 190 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, the company provides trust, wealth management, securities brokerage, and private banking services through its century-old Trust and Investment Services department, with approximately $5.0 billion of assets under management (as of September 30, 2023). The company also offers insurance and brokerage services through its affiliates and subsidiaries. Learn more at www.wesbanco.com and follow us on Facebook, LinkedIn and X, formerly Twitter.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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